Exhibit 10.9
INGEVITY CORPORATION
First Amendment to the
Amended and Restated 2017 Ingevity Corporation Employee Stock Purchase Plan
By action of the Board of Directors of Ingevity Corporation (the “Company”), the Amended and Restated 2017 Ingevity Corporation Employee Stock Purchase Plan (the “Plan”) is amended as set forth herein, effective as of June 1, 2025:
1.Section 9(a) of the Plan is amended to read in its entirety as follows:
(a)General Rule. Subject to § 9(b), § 9(c) and § 9(d), each person who is a Participant for a Purchase Period automatically shall be deemed to have been granted an option to purchase the number of whole shares of Stock (not to exceed 5,000 shares per Purchase Period or Offering, subject to adjustment under § 15 of the Plan or fifteen percent (15%) of his or her compensation per Offering as determined by the Administrator) as may be purchased with the payroll deductions credited to the Participant’s Account during the applicable Purchase Period. No fractional shares of Stock will be purchased; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share of Stock will be returned to the Participant and shall not be carried over to the next Offering (or Purchase Period, if applicable). Any other funds (other than amounts representing fractional shares) left over in a Participant’s Account after the Purchase Date will be returned to the Participant and shall not be carried over to the next Offering (or Purchase Period, if applicable).
2.Section 14 of the Plan is amended to read in its entirety as follows:
14.Transferability
(a)Nontransferability of Purchase Rights or Account Balances. Neither the balance credited to a Participant’s Account nor any rights to the exercise of an option or to receive shares of Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with § 12.
(b)Holding Period for Purchased Stock. Except as otherwise may be determined by the Administrator, in its sole discretion, any shares of Stock purchased under the Plan may not be sold, transferred or otherwise disposed of by a Participant (or the Participant’s legal representative or estate, as applicable) for a period of six (6) months following the applicable Purchase Date (the “Holding Period”), and any such purported sale, transfer or other disposition of Stock during the applicable Holding Period shall be void and of no effect. Any Stock certificates or book entries representing non-certificated shares of Stock issued pursuant to the Plan shall include a legend disclosing the restrictions of transfer of such Stock during the Holding Period pursuant to this Section 14(b).
3.Except as expressly set forth herein, all other terms and conditions of the Plan will remain in full force and effect.
IN WITNESS WHEREOF, the Board has caused the undersigned officer of the Company to execute this amendment to the Plan, effective as of the date first set forth above.

INGEVITY CORPORATION
By:	/s/ Terry Dyer
Name:	Terry Dyer
Title:	CHRO

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